Exhibit 99.2
FOR IMMEDIATE RELEASE
Leap Contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com

Amy Wakeham, Investor Relations
858-882-6084
awakeham@leapwireless.com
Leap Announces Cash Tender Offer for
Cricket’s 9.375% Senior Notes Due 2014
SAN DIEGO — November 4, 2010 —Leap Wireless International, Inc. (NASDAQ:LEAP) today announced that its operating subsidiary, Cricket Communications, Inc., has commenced a cash tender offer to purchase any and all of its $1.1 billion in aggregate principal amount of outstanding 9.375% Senior Notes due 2014 (CUSIP 226566AC1) (the “Notes”). In conjunction with the tender offer, Cricket is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes. The tender offer and consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and a related Letter of Transmittal, each dated November 4, 2010. Holders that tender their Notes in the tender offer will be deemed to have consented to the proposed amendments to the indenture governing the Notes.
The tender offer and consent solicitation are subject to the satisfaction or waiver of certain conditions, as described in the Offer to Purchase, including the condition that Cricket shall have received net proceeds from one or more financings sufficient to repurchase all of the Notes tendered, including the payment of all premiums, if any, consent payments, accrued interest and costs and expenses incurred in connection with the tender offer and consent solicitation, as described in more detail in the Offer to Purchase.
Cricket is offering to purchase the Notes at a price of $1,030.63 for each $1,000 in principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the tender offer, plus accrued interest. Holders who validly tender (and do not validly withdraw) their Notes and validly deliver (and do not validly revoke) their consents to the proposed amendments at or prior to 5.00 p.m., New York City time, on November 18, 2010, unless extended (such date and time, as extended, the “Consent Deadline”) will also receive a consent payment of $20 for each $1,000 in principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the tender

Leap Announces Cash Tender Offer for Cricket’s 9.375% Senior Notes Due 2014

offer. Cricket will not pay the consent payment to holders who tender Notes and deliver consents to the proposed amendments after the Consent Deadline.
The proposed amendments to the indenture governing the Notes would eliminate substantially all of the restrictive covenants, certain affirmative covenants, certain events of default, certain conditions to legal defeasance or covenant defeasance and substantially all of the restrictions on the ability of Cricket or Leap to merge, consolidate or sell all or substantially all of their properties or assets contained in the indenture and the Notes. Holders may not deliver consents to the proposed amendments without validly tendering the related Notes in the tender offer and may not revoke their consents without withdrawing the previously tendered Notes to which they relate.
Notes validly tendered at or prior to 5:00 p.m., New York City time, on November 18, 2010 (the “Withdrawal Date”) may be validly withdrawn and the related consents may be validly revoked at any time prior to the Withdrawal Date. Tendered notes and delivered consents may not be validly withdrawn or revoked after the Withdrawal Date, except under certain limited circumstances as described in the Offer to Purchase.
The tender offer and consent solicitation will expire at midnight, New York City time, on December 3, 2010 unless extended or earlier terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”).
If not all Notes are validly tendered pursuant to the tender offer, Cricket currently intends, but is not obligated to, redeem any untendered Notes in accordance with the indenture governing the Notes.
Cricket has engaged Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated as the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co. at (212) 902-5183 or toll free at (800) 828-3182, and to Morgan Stanley & Co. Incorporated at (212) 761-5384 or toll free at (800) 624-1808.
The complete terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase. Holders of Notes are urged to read the tender offer documents carefully before making any decision with respect to the tender offer. Holders may obtain copies of the Offer to Purchase and the Letter of Transmittal from D.F. King & Co., Inc., the Information Agent and Depositary for the tender offer and consent solicitation, at (212) 269-5550 or toll free at (800) 488-8095.

Leap Announces Cash Tender Offer for Cricket’s 9.375% Senior Notes Due 2014

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made solely pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, that Cricket is distributing to holders of the Notes. The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Neither Leap, Cricket, the Dealer Manager nor the Information Agent and Depositary, nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.
About Leap
Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 35 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Leap is a registered service mark of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc.
Forward-Looking Statements
This press release contains “forward-looking statements,” including statements regarding the payment of total consideration and tender offer consideration, the elimination of restrictive covenants, certain affirmative covenants and certain conditions to legal defeasance or covenant defeasance contained in the indenture governing the Notes and the redemption of any untendered Notes, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things, the completion of the tender offer, the receipt of consents sufficient to approve the

Leap Announces Cash Tender Offer for Cricket’s 9.375% Senior Notes Due 2014

proposed amendments to the indenture governing the Notes and other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 3, 2010.
All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements
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